Exhibit 107.1

Calculation of Filing Fee Tables

Form S-4

Form Type

LCNB Corp.

(Exact Name of Registrant as Specified in is Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Equity	Common Stock, no par value	457(c)	1,071,230 (1)	N/A	$16,160,991.00 (2)	0.0001476	$2,385.36 (3)	—	—	—	—

Fees Previously Paid		—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

	Total Offering Amounts							$2,385.36

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$2,385.36

(1)

Represents an estimate of the maximum number of shares of common shares, no par value per share, of LCNB Corp. based upon an estimate of (x) the maximum number of shares of common stock, no par value, of Eagle Financial Bancorp, Inc. outstanding as of February 1, 2024 or issuable or expected to be exchanged in connection with the merger of Eagle Financial Bancorp, Inc. with and into LCNB Corp., collectively equal to 1,342,275, multiplied by (y) the exchange ratio of 1.1401 shares of LCNB Corp. common shares for each share of Eagle Financial Bancorp, Inc. common stock, multiplied by (z) the maximum consideration ratio of 0.7.

(2)

Pursuant to Rule 457(c) and (f)(3) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as (A) the product of (i) $17.20, the average of the high and low prices per share of Eagle Financial Bancorp, Inc. common stock as reported on the OTCQB on February 1, 2024, the latest practicable date prior to the date of filing of this registration statement, and (ii) 1,342,275, the estimated maximum number of shares of common stock of Eagle Financial Bancorp, Inc. that may be exchanged in the merger, multiplied by the maximum consideration ratio of 0.7.

(3)

Calculated pursuant to Rule 457 under the Securities Act to be $2,385.36, which is equal to 0.0001476 multiplied by the proposed maximum aggregate offering price of shares of LCNB Corp. common stock of $16,160,991.00.